     Exhibit 10.28
GROUP 1 AUTOMOTIVE, INC.
DEFERRED COMPENSATION PLAN
As Amended and Restated
Effective January 1, 2008

TABLE OF CONTENTS

ARTICLE			PAGE
I	—	Definitions and Construction	I-1
II	—	Participation	II-1
III	—	Account Credits and Allocations of Income or Loss	III-1
IV	—	Deemed Investment of Funds	IV-1
V	—	Determination of Vested Interest and Forfeitures	V-1
VI	—	In-Service Withdrawals	VI-1
VII	—	Termination Benefits	VII-1
VIII	—	Administration of the Plan	VIII-1
IX	—	Administration of Funds	IX-1
X	—	Nature of the Plan	X-1
XI	—	Miscellaneous	XI-1
XII	—	Participation by Consultants	XII-1
XIII	—	Participation by Non-Employee Directors	XIII-1

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GROUP 1 AUTOMOTIVE, INC.
DEFERRED COMPENSATION PLAN
WITNESSETH:
          WHEREAS, Group 1 Automotive, Inc. (the “Company”) has heretofore adopted the Group 1 Automotive, Inc. Deferred Compensation Plan, hereinafter referred to as the “Plan,” to aid certain of its employees in making more adequate provision for their retirement;
          WHEREAS, at all time since January 1, 2005, the Company has operated and administered the Plan in good faith compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
          WHEREAS, the Company amended and restated the Plan effective January 1, 2005 to (among other things) comply with the guidance then in effect regarding Section 409A of the Code; and
          WHEREAS, the Company desires to restate the Plan and to amend the Plan to comply with the final Treasury Regulations under Section 409A of the Code and in certain other respects;
          NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of January 1, 2008, except as otherwise provided herein:

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I.
Definitions and Construction
          1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
(1)	Account(s): A Member’s Employer Account and/or Deferral Account, including the amounts credited thereto.

(2)	Affiliate: Each trade or business (whether or not incorporated) which together with the Company would be deemed to be a “single employer” within the meaning of subsections (b) or (c) of Section 414 of the Code, in each case determined by an 80% control test.

(3)	As soon as administratively practicable: For purposes of benefit distributions, a date of distribution that is as soon as administratively practicable as determined by the Committee following a permissible payment event, but in no event later than the later of the 15th day of the third calendar month following the date of the permissible payment event or December 31st of the calendar year in which the permissible payment event occurs. In no event shall a Member or his Beneficiary be permitted to designate the taxable year of the payment.

(4)	Base Salary: The base rate of pay paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed while a Member, including base pay a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code.

(5)	Beneficiary: The person or entity who will receive payment of a Member’s benefit in the event of his death pursuant to Section 7.4.

(6)	Board: The Board of Directors of the Company.

(7)	Bonus: Each incentive bonus, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed, including the portion thereof that a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code.

(8)	Change in Control: With respect to the Company, a “Change in Control” shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (i) any merger, consolidation, or reorganization in which the Company is not the surviving entity (or survives only as a subsidiary of an entity), (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions), (iii) dissolution or liquidation of the Company, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) during any two-year period, the persons who were directors of the Company (together with any new directors whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of at least three quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the Board; provided, however, that the term “Change in Control” shall not include any reorganization, merger, consolidation, or similar transaction or series of transactions pursuant to which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold immediately following such transaction or series of transactions 50% or more of the voting securities (based upon voting power) of (a) any entity which owns (directly or indirectly) the stock of the Company, (b) any entity with which the Company has merged, or (c) any entity that owns an entity with which the Company has merged.

With respect to an Employer other than the Company, the Employer shall be deemed to have undergone a Change in Control in the event that (a) the Employer ceases to be an Affiliate of the Company, provided that the transaction or series of transactions that resulted in such cessation constitutes a change in the ownership or effective control of the Employer or a majority shareholder of the Employer (or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, with the chain ending at the Employer), or (b) a change in the ownership of a substantial portion of the Employer’s assets, in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(9)	Code: The Internal Revenue Code of 1986, as amended. References herein to provisions of the Code shall include any successor statute and the applicable regulations or other authoritative guidance promulgated thereunder.

(10)	Commissions: The commissions, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed, including the portion thereof that a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code.

(11)	Committee: The administrative committee appointed by the Compensation Committee to administer the Plan.

(12)	Company: Group 1 Automotive, Inc.

(13)	Compensation: Base Salary, Bonus and/or Commissions.

(14)	Compensation Committee: The Compensation Committee of the Board.

(15)	Consultant: An individual who has entered into a Consulting Arrangement with the Employer as described in Section 12.2(1).

(16)	Deferral Account: An individual account for each Member to which is credited his Member Deferrals pursuant to Section 3.1 and which is adjusted to reflect changes in value as provided in Section 3.3.

(17)	Director: The term “Director” shall have the meaning set forth in Section 13.2.

(18)	Disability: The term “Disability” shall mean total and permanent disability as determined under the Savings Plan.

(19)	Effective Date: January 1, 2008, as to this restatement of the Plan except as otherwise provided herein. The original effective date of the Plan was November 10, 1999. Notwithstanding anything to the contrary herein, this restatement shall not apply to (i) Member Deferrals made on or prior to December 31, 2004, (ii) Employer Deferrals in which a Member had a Vested Interest as of December 31, 2004 (and only to the extent of the respective Vested Interests the Members had on such date), and (iii) earnings under the Plan on amounts in Members’ Deferral Accounts and Employer Accounts to the extent attributable to amounts described in the preceding provisions of this sentence, all of which amounts shall be segregated under the Plan in separate subaccounts (the “Grandfathered Subaccounts”) and which shall be governed by the provisions of the Plan as in effect on October 3, 2004. For sake of clarity, none of the provisions of this restatement shall apply to the Grandfathered Subaccounts.

(20)	Eligible Employee: Each individual who has been selected by the Committee for participation in the Plan.

(21)	Eligibility Period: The 30-day period following an Eligible Employee’s notification by the Committee of eligibility to participate in the Plan.

(22)	Employer: The Company and any other adopting entity that adopts the Plan pursuant to the provisions of Section 2.3.

(23)	Employer Account: An individual account for each Member to which is credited the Employer Deferrals made on his behalf pursuant to Section 3.2 and which is adjusted to reflect changes in value as provided in Section 3.3.

(24)	Employer Deferrals: Deferrals made by the Employer on a Member’s behalf pursuant to Section 3.2.

(25)	ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(26)	Exchange Act: The Securities Exchange Act of 1934, as amended.

(27)	Funds: The investment funds, if any, designated from time to time by the Committee for the deemed investment of Accounts pursuant to Section 4.1.

(28)	Member: Each Eligible Employee who has become a Member pursuant to Article II. In addition, where the context requires, the term “Member” shall be deemed to include an Eligible Employee for purposes of Section 3.1 if such Eligible Employee has not yet become a Member pursuant to Section 2.1.

(29)	Member Deferrals: Deferrals made by a Member pursuant to Section 3.1.

(30)	Performance Bonus: A Bonus that constitutes “performance-based compensation” within the meaning of Section 409A(a)(4)(B)(iii) of the Code.

(31)	Plan: The Group 1 Automotive, Inc. Deferred Compensation Plan, as amended from time to time.

(32)	Plan Year: The twelve consecutive month period commencing January 1 of each year.

(33)	Retirement Date: The date upon which a Member attains age 55.

(34)	Savings Plan: The Group 1 Automotive, Inc. 401(k) Savings Plan, as amended from time to time.

(35)	Scheduled In-Service Withdrawal: A distribution elected by the Member pursuant to Section 3.1 for an in-service withdrawal of amounts of Member Deferrals and/or Employer Deferrals made in a given Plan Year, and earnings or losses attributable thereto, as set forth on the election form for such Plan Year.

(36)	Scheduled Withdrawal Date: The distribution date elected by the Member for a Scheduled In-Service Withdrawal.

(37)	Specified Employee: An individual who on the date of his Termination of Service meets the definition of “key employee” in Section 416(i) of the Code (applied in accordance with the Treasury Regulations promulgated thereunder and without regard to subparagraph (5) thereof) and, as of the date of his Termination of Service, the Company or any Affiliate is publicly traded on an established securities market or otherwise. The identification of Specified Employees for purpose of distributions upon Termination of Service pursuant to Article VII shall be made in accordance with the general requirements of Section 409A(a)(2)(B)(i) of the Code pursuant to any method elected by the Compensation Committee or, if no such election is made, under the default rules under such Code Section.

(38)	Termination of Service: The termination of a Member’s employment with the Employer and all Affiliates for any reason whatsoever. Notwithstanding anything to the contrary herein, a Member shall not be considered to have incurred a Termination of Service for purposes of the Plan if his termination does not constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code. Whether a

Termination of Service has occurred with respect to a Consultant or Director shall be determined in accordance with Section 12.3 or 13.4, as applicable.
(39)	Trust: The trust, if any, established under the Trust Agreement.

(40)	Trust Agreement: The agreement, if any, entered into between the Employer and the Trustee pursuant to Article X.

(41)	Trust Fund: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(42)	Trustee: The trustee or trustees qualified and acting under the Trust Agreement, if any, at any time.

(43)	Unforeseeable Financial Emergency: An unexpected need of a Member for cash that (i) arises from a severe financial hardship of the Member resulting from an illness or accident of the Member or the Member’s spouse, Beneficiary, or dependent (within the meaning of Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances, as determined under Section 409A of the Code, arising as a result of events beyond the control of such Member and (ii) would result in severe financial hardship to such Member if his Compensation deferral election were not canceled pursuant to Section 3.1(e) and/or if a benefit payment pursuant to Section 6.2 or 7.5(b) were not permitted. Cash needs arising from foreseeable events, such as the purchase of a house or payment of college tuition, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs that may be relieved (a) through reimbursement or compensation from insurance or otherwise, (b) by liquidation of the Member’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

(44)	Valuation Date: Each day that the New York Stock Exchange is open for business; provided, however, that the Committee shall in its discretion determine the Valuation Dates that will occur during any period for which the provisions of Section 4.2 apply; provided further, however, that with respect to any period for which the provisions of Section 4.2 apply, subject to Section 7.2(b), the Committee shall determine Valuation Dates of sufficient frequency to result in the payment or commencement of benefits pursuant to Article VII at a time not later than the end of the Plan Year in which a Member’s Termination of Service occurred or, if later, by the 15th day of the third calendar month following such Member’s Termination of Service.

(45)	Vested Interest: The portion of a Member’s Accounts which, pursuant to the Plan, is nonforfeitable.
          1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

          1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.
Participation
     2.1 Participation.
          (a) The Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall become Eligible Employees. An Eligible Employee may become a Member, effective as of the first day of the next Plan Year following such Eligible Employee’s notification of eligibility, by executing and filing with the Committee the Compensation deferral election prescribed by the Committee prior to the start of such Plan Year.
          (b) Notwithstanding Section 2.1(a), after the start of a Plan Year, the Committee may, in its discretion, select and notify those Eligible Employees who may become Members with respect to such Plan Year by executing and filing with the Committee, prior to the close of such Eligible Employee’s Eligibility Period and in accordance with the procedures established by the Committee, the Compensation deferral election prescribed by the Committee. An Eligible Employee who has filed such election in accordance with this Section 2.1(b) shall become a Member and be eligible to begin deferring Compensation under the Plan as of the first day of the first calendar quarter that coincides with or next follows the date the Eligible Employee is first notified of his Plan eligibility or, if the Eligible Employee files his election during his Eligibility Period but after the first day of such calendar quarter, such later date as may be administratively feasible after such election is filed; provided, however, that, as further described in Section 3.1(d)(v), the Compensation deferred must be Compensation for services performed after the election.
          (c) Any Eligible Employee selected by the Committee in accordance with this Section 2.1(c) may also become a Member without executing and filing a Member Deferral election form upon the crediting by the Company of an amount to such Member’s Account pursuant to Section 3.2(b); provided, however, that if such Member has not filed a Member Deferral election form prior to the close of his Eligibility Period, subject to Section 3.1(b) (regarding Performance Bonuses), any Member Deferral election form that he may subsequently execute and file shall not be effective until the next Plan Year (or any succeeding Plan Year, if later) provided that such form is received by the Committee prior to the start of such Plan Year and such Member has not ceased to be eligible to defer Compensation in accordance with Paragraph (d) below and Section 2.2.
          (d) Subject to the provisions of Section 2.2, a Member shall remain eligible to defer Compensation hereunder and receive an allocation of Employer Deferrals for each Plan Year following his commencement of participation in the Plan until his Termination of Service (including, with respect to Consultants or Directors, a Termination of Service within the meaning of Section 12.3(a) or 13.4(f), as applicable).
     2.2 Cessation of Active Participation. Notwithstanding any provision herein to the contrary, an individual who has become a Member of the Plan shall cease to be entitled to defer Compensation hereunder and/or receive an allocation of Employer Deferrals effective as of the

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last day of any Plan Year date designated by the Committee. Any such Committee action shall be communicated to the affected individual prior to the effective date of such action. Such an individual may again become entitled to defer Compensation hereunder and receive an allocation of Employer Deferrals beginning as of the first day of any subsequent Plan Year selected by the Committee in its sole discretion.
     2.3 Adopting Entities. It is contemplated that other entities may adopt this Plan and thereby become an Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or of the Committee or the Compensation Committee; provided, however, that such entity must be an Affiliate. Except as otherwise provided herein, the provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Committee and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Compensation Committee alone. Transfer of employment among Employers and Affiliates shall not be considered a termination of employment hereunder and service with one Employer shall be considered service with all others. Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart) or the Committee or the Compensation Committee, terminate its participation in the Plan. Moreover, the Compensation Committee may, in its discretion, terminate an Employer’s Plan participation at any time, but distributions pursuant to any such termination of an Employer’s participation in the Plan shall be subject to the provisions of Section 11.5. Notwithstanding the foregoing, the termination of an Employer’s Plan participation may be effective only as of the end of a Plan Year if the Employer remains an Affiliate of the Company following such termination, or if the Employer does not remain as an Affiliate of the Company at such time, the termination shall be effective only at a time that complies with Section 409A of the Code.

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III.
Account Credits and Allocations of Income or Loss
     3.1 Member Deferrals.
          (a) A Member meeting the eligibility requirements of Section 2.1 may:
          (i) Elect to defer a portion of such Member’s Base Salary for each Plan Year in an amount equal to a specific dollar amount per pay period of such Member’s Base Salary or an integral percentage of from 1% to 50% of such Member’s Base Salary. If a Member elects to defer an integral percentage of such Member’s Base Salary, such Member may elect to establish a maximum Base Salary deferral, the dollar amount of which such Member’s combined aggregate total of Base Salary deferrals for any Plan Year shall not exceed; and/or
          (ii) Elect to defer a portion of such Member’s Bonus for each Plan Year in an amount equal to a specific dollar amount of such Member’s Bonus or an integral percentage of from 1% to 100% of such Member’s Bonus. If a Member elects to defer an integral percentage of such Member’s Bonus, such Member may elect to establish a maximum Bonus deferral, the dollar amount of which such Member’s Bonus deferral for any Plan Year shall not exceed; and/or
          (iii) Elect to defer a portion of such Member’s Commissions for each Plan Year in an amount equal to a specific dollar amount per pay period of such Member’s Commissions or an integral percentage of from 1% to 100% of such Member’s Commissions. If a Member elects to defer an integral percentage of such Member’s Commissions, such Member may elect to establish a maximum Commissions deferral, the dollar amount of which such Member’s combined aggregate total of Commissions deferrals for any Plan Year shall not exceed.
          (b) Notwithstanding anything to the contrary in Section 3.1(a) or 3.1(d), if permitted in accordance with the administrative procedures implemented by the Committee (which may vary among individual Members), a Member may elect to defer (or change an election to defer) a Performance Bonus after the start of a Plan Year or Plan Years in which such Performance Bonus is earned in whole or in part, provided that (i) such Member makes the initial deferral election with respect to such Performance Bonus on the form and in accordance with the procedures prescribed by the Committee and delivered to the Committee no later than the date that is six months before the end of the performance period applicable thereto, (ii) such Member has performed services continuously for the Employer from the later of the beginning of the performance period or the date upon which the performance criteria applicable to such Performance Bonus are established through a date no earlier than the date upon which the Member makes an initial deferral election with respect thereto pursuant to this Section 3.1(b), and (iii) such Member makes such election before the Performance Bonus has become readily ascertainable (within the meaning of Section 409A of the Code). In the event that such Member has elected to defer Bonus for a Plan Year, any election by such Member to defer a Performance

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Bonus under this Section 3.1(b) shall be deemed to override any election as to such Performance Bonus under Section 3.1(a)(ii), but only with respect to such Performance Bonus. In the event that a Member is eligible to receive a Performance Bonus but has not made (or been offered) a special election to defer such Performance Bonus, any election made pursuant to Section 3.1(a)(ii) with respect to the Plan Year during which such Performance Bonus was earned shall apply to such Performance Bonus whenever it is paid.
          (c) Sections 3.1(a) and 3.1(b) above notwithstanding, with respect to any Plan Year and prior to the start of such Plan Year, the Committee may, in its sole discretion, establish maximum aggregate Member Deferrals for a Member for any Plan Year, the dollar amount of which such Member’s Member Deferrals for such Plan Year shall not exceed. Maximum aggregate Member Deferrals established by the Committee pursuant to this Section 3.1(c) may vary among individual Members and may vary with respect to a single Member from Plan Year to Plan Year.
          (d) Compensation for a Plan Year not deferred pursuant to elections under Section 3.1(a) or 3.1(b) shall be received by such Member in cash. A Member’s annual election to defer an amount of his Compensation pursuant to this Section 3.1 shall comply with the following requirements:
          (i) Such election shall be made by effecting, on the form prescribed by the Committee and prior to the start of the Plan Year (except for newly Eligible Employees under Section 2.1(b) or with respect to a Member’s election to defer a Performance Bonus, if permitted pursuant to Section 3.1(b)), a Member Deferral election pursuant to which the Member authorizes the Employer to reduce his Compensation in the elected amount and specifies the applicable time and form of payment of his benefits in accordance with the provisions of Article VIII. In consideration of such election, the Employer agrees to credit the amount specified in such election, subject to applicable Plan requirements to such Member’s Deferral Account maintained under the Plan.
          (ii) A Member’s Member Deferral election for a Plan Year shall specify whether the deferral of his Compensation shall be made until (A) the Member’s Termination of Service or (B) a future year in which the Member is still employed with the Employer and that is at least two calendar years after the end of the Plan Year in which the Compensation would have been otherwise paid (i.e., as a Scheduled In-Service Withdrawal subject to the provisions of Section 6.3). Notwithstanding the foregoing, a Member shall not be permitted to elect Scheduled In-Service Withdrawals to occur in more than the maximum number of Plan Years permitted under the administrative procedures with respect to Scheduled In-Service Withdrawals established by the Committee in its discretion. Any Member who fails to elect the time of distribution of his Compensation for any Plan Year that is deferred under the Plan in accordance with the preceding sentence shall be deemed to have elected to have deferred his Compensation for such Plan Year until his Termination of Service.
          (iii) The reduction in a Member’s Compensation pursuant to his Member Deferral election shall be effected by Compensation reductions each payroll

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period as determined by the Committee following the effective date of such election. Such Compensation reductions shall apply with respect to all Compensation earned within the Plan Year to which the Member Deferral election relates (subject to Section 2.1(b) concerning newly Eligible Employees and any maximum Member Deferral election established by the Committee pursuant to Section 3.1(c)) regardless of when the Compensation is actually paid. For the sake of clarity, Compensation reductions attributable to elections to defer a Member’s Bonus shall be made within the next following Plan Year if the Bonus to which the Member Deferral election relates is paid in such next following Plan Year.
          (iv) Member Deferrals made by a Member shall be credited to such Member’s Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee; provided, however, that such Member Deferrals shall be credited to the Member’s Deferral Account no later than 30 days after the date upon which the Compensation deferred would have been received by such Member in cash if he had not elected to defer such amount pursuant to this Section 3.1.
          (v) Such election shall become effective as of the first day of the Plan Year that is immediately after the date the election is effected by the Member and filed with the Committee. Notwithstanding the foregoing, a Member Deferral election made by an Eligible Employee who becomes a Member pursuant to Section 2.1(b) shall (A) become effective with respect to deferrals of the Member’s Base Salary as of the first day of the first calendar quarter coincident with or next following the date such Eligible Employee is first notified of his Plan eligibility or, if he files his election during his Election Period but after the first day of such calendar quarter, such later date as may be administratively feasible after such election is filed and shall be effective only with respect to Base Salary earned on or after the first day of such first calendar quarter and after the filing of such election, (B) become effective as soon as administratively feasible with respect to deferrals of the Member’s Bonus Compensation for the Plan Year that is earned over a performance period that coincides with the Plan Year or such Member’s term of employment during such Plan Year, if less (“Annual Bonus Compensation”), but shall apply only to a portion of the Member’s Annual Bonus Compensation for the Plan Year equal to the total amount of the Member’s Annual Bonus Compensation for the Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the election over the total number of days in the Plan Year during which the Member was employed by the Employer, (C) become effective with respect to Bonus Compensation other than Annual Bonus Compensation at the start of the first performance period that coincides with or begins after the date that the Member first defers Base Salary under the Plan, and (D) become effective with respect to deferrals of a Member’s Commission Compensation paid during such Plan Year at the same time as his election becomes effective for Base Salary Member Deferrals but only with respect to Commissions paid on or after such effective date.
          (vi) A Member Deferral election shall remain in force and effect for the entire Plan Year (or portion thereof) to which such election relates and, subject to Sections 3.1(e) and 6.2, shall be irrevocable for such Plan Year, except with respect to

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Performance Bonuses, for which any election that is permitted by the Committee pursuant to Section 3.1(b) shall apply only to the Performance Bonus(es) to which it relates, shall override any Member Deferral election that might otherwise apply to such Performance Bonus, and shall be irrevocable once the deadline for such election under Section 3.1(b) has passed.
          (vii) Any Plan provisions to the contrary notwithstanding, a Member Deferral election shall be suspended during any period of unpaid leave of absence from the Employer and shall terminate immediately on the date such Member incurs a Termination of Service.
          (viii) A Member Deferral election shall not remain in force and effect for subsequent Plan Years after the Plan Year to which such election applies. If a Member has made a Member Deferral election for any Plan Year, such election shall no longer effective as of the first day of the subsequent Plan Year, except with respect to Compensation earned but not paid during the prior Plan Year.
          (ix) A Member who has made a Member Deferral election may make a new Member Deferral election for a subsequent Plan Year, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new Member Deferral election prior to the first day of such Plan Year and within the time period prescribed by the Committee, or, with respect to any Performance Bonus for which a separate Member Deferral election is permitted, prior to the deadline for such election under Section 3.1(b).
          (e) In the event that (i) the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, (ii) a Member receives a distribution of an emergency benefit pursuant to Section 6.2, or (iii) a Member receives a hardship distribution from the Savings Plan in accordance with Treasury Regulation § 1.401(k)-1(d)(3), then such Member’s Member Deferral election then in effect, if any, shall terminate effective as soon as administratively feasible after such determination or distribution. A Member whose Compensation deferral election has been so terminated may again elect to defer a portion of his Compensation effective as of the first day of any subsequent Plan Year during which he is an Eligible Employee by executing and delivering to the Employer, in accordance with the procedures established by the Committee, a new Compensation deferral election prior to the start of such Plan Year; provided, however, that a Member whose Compensation deferral election has been so terminated in connection with a distribution described in clause (iii) above shall not be permitted to elect to defer his Compensation prior to the first day of the first Plan Year commencing after the end of the elective deferral suspension period applicable to the Member under the Savings Plan in connection with his receipt of a hardship distribution.
     3.2 Employer Deferrals.
          (a) (i) For each Plan Year, the Employer shall defer an amount on behalf of each Member (A) who makes the maximum elective deferrals permitted under the terms of the Savings Plan for such Plan Year, (B) who has an amount forfeited (but does not receive a

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distribution of such forfeited amount) from his “Employer Contribution Account” under the Savings Plan in order to satisfy the requirements of Code Sections 401(k)(3), 401(m)(2), and/or 401(m)(9) for such Plan Year, and (C) who has not incurred a Termination of Service prior to the date such forfeiture occurs under the terms of the Savings Plan. The amount of each such Employer Deferral shall equal 100% of such forfeited amount.
          (ii) Employer Deferrals made on a Member’s behalf pursuant to this Section 3.2(a) for a Plan Year shall be credited to such Member’s Savings Plan subaccount under his Employer Account as of the date the related forfeiture for such Plan Year occurs under the terms of the Savings Plan.
          (b) As of any date selected by the Employer, the Employer may credit a Member’s Employer Account with Employer Deferrals in such amount, if any, as the Employer shall determine in its sole discretion. Such credits may be made on behalf of some Members but not others, and such credits may vary among individual Members in amount and/or with respect to the Account to which they are credited. Any amount credited by the Employer to a Member’s Employer Account pursuant to this Section 3.2(b) shall be credited to a separate subaccount within his Employer Account. Each such subaccount shall be referred to by a distinct name chosen by the Committee, which name will correspond to the vesting schedule established with respect to such subaccount pursuant to Section 5.2(b).
          (c) Notwithstanding anything to the contrary in this Section 3.2, the amount of Employer Deferrals pursuant to Section 3.2(a)(i) with respect to any Member shall not be affected by such Member’s actions or inactions under the Savings Plan or any other qualified employer plan (as defined under Section 409A of the Code) that is sponsored by the Employer or its Affiliates and that provides for matching or other similar contingent contributions with respect to elective deferrals and other employee pre-tax contributions subject to the contribution restrictions under Section 401(a)(3) or 402(g) of the Code, and any after-tax contributions by such Member to the Savings Plan or any such other qualified employer plan, to the extent that such actions or inactions would cause the amount of such Employer Deferrals to exceed 100% of the matching or contingent amounts that would be provided under such qualified employer plan(s) absent plan-based restrictions that reflect limits on qualified plan contributions under the Code.
     3.3 Valuation of Accounts. All amounts credited to an Account shall be deemed invested in accordance with Article IV on the date such amount is credited to the Account, and, except as provided in Section 4.2, the balance of each Account shall reflect the result of the daily pricing of the assets in which such Account is deemed invested from the time of such crediting until the time of distribution.

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IV.
Deemed Investment of Funds
     4.1 Member Directions.
          (a) Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe. If a Member fails to make a proper designation, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner. In the event that during any Plan Year the Committee does not make available Funds for the deemed investment of the amounts in Members’ Accounts, the amounts in each Member’s Accounts shall be credited with earnings at a rate of return set by the Committee prior to the start of the period during which no such Funds are available for the deemed investment of the amounts in Members’ Accounts.
          (b) A Member may change his deemed investment designation for future deferrals to be allocated to his Accounts. Any such change shall be made in accordance with the procedures established by the Committee and the frequency of such changes may be limited by the Committee.
          (c) A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee and the frequency of such conversions may be limited by the Committee.
     4.2 Crediting Rate in the Absence of Funds. Notwithstanding the provisions of Sections 3.3 and 4.1, if for any Plan Year (or portion thereof) the Committee does not make available Funds for the deemed investment of the amounts in Members’ Accounts, then the amounts in each Member’s Accounts shall be credited with earnings during such period based upon a rate of return set by the Committee prior to the start of such period. The rate of return set by the Committee may be fixed for the entire Plan Year (or portion thereof) or it may vary from time to time based on one or more benchmark rates selected by the Committee. As of each Valuation Date that occurs during a period for which this Section 4.2 applies, each Account of a Member shall be increased to reflect an earnings allocation as described in this Section 4.2 based upon the balance in such Account as of the next preceding Valuation Date; provided, however, that the balance of such Account as of the next preceding Valuation Date shall be reduced by the amount of any withdrawals or distributions made therefrom since the next preceding Valuation Date.

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V.
Determination of Vested Interest and Forfeitures
     5.1 Deferral Account. A Member shall have a 100% Vested Interest in his Deferral Account at all times.
     5.2 Employer Account.
          (a) A Member’s Vested Interest in his Savings Plan subaccount under his Employer Account shall equal such Member’s Vested Interest in his “Employer Contribution Account” under the Savings Plan.
          (b) On each occasion, if any, upon which the Employer has credited a Member with an Employer Deferral under Section 3.2(b), the Committee shall designate the vesting schedule applicable to the separate subaccount to which such amount shall have been credited. A Member’s Vested Interest in such separate subaccount shall be determined in accordance with the vesting schedule so designated. If no vesting schedule shall have been designated with respect to a particular subaccount established with respect to an Employer Deferral credited pursuant to Section 3.2(b), a Member shall have a Vested Interest in such subaccount equal to his Vested Interest in his “Employer Contribution Account” under the Savings Plan.
          (c) A Member who is employed by the Employer immediately prior to a Change in Control shall have a 100% Vested Interest in his Employer Account upon the occurrence of such Change in Control.
     5.3 Forfeitures. A Member who has a Vested Interest in his Employer Account that is less than 100% as of the date of his Termination of Service shall forfeit to the Employer the nonvested portion of such Account as of the date of such termination. Notwithstanding the preceding provisions of this Article V, the vested portion of a Member’s Account may be forfeited to the Employer under Section 7.7.

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VI.
In-Service Withdrawals
     6.1 Restrictions on In-Service Withdrawals and Loans. Except as provided in Sections 3.1 with respect to Scheduled In-Service Withdrawals and Section 6.2 with respect to withdrawals based on Unforeseeable Financial Emergency, Members shall not be permitted to make withdrawals from the Plan prior to incurring a Termination of Service. Members shall not, at any time, be permitted to borrow from the Trust Fund. Following a Member’s Termination of Service, this Article VI shall not be applicable to the Member and the amounts credited to such Member’s Accounts shall be payable to such Member only in accordance with the provisions of Article VII.
     6.2 Emergency Benefit. In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a benefit in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Member’s needs created by the Unforeseeable Financial Emergency or (b) the then value of such Member’s Deferral Account. Benefits distributed pursuant to this Section may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution. Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. If a Member’s Deferral Account is deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such Account is deemed to be invested.
     6.3 Scheduled In-Service Withdrawals. A Member who elects a Scheduled In-Service Withdrawal pursuant to Section 3.1 may subsequently elect to delay such distribution for a period of at least five additional calendar years; provided, that such election (a) is made at least 12 months prior to the date that such distribution would otherwise be made, and (b) is not given effect until 12 months following the date it is made. Further, in the event that a Member elects a Scheduled In-Service Withdrawal and incurs a Termination of Service prior to the Scheduled Withdrawal Date, the Member’s Scheduled In-Service Withdrawal election and Member Deferral election under Section 3.1 will be cancelled and the entire balance of such Member’s Accounts will be paid according to the Member’s termination distribution election as provided in Section 7.3.
     6.4 Restriction on In-Service Distributions. Except as otherwise provided in Section 7.5(b) with respect to withdrawals based on Unforeseeable Financial Emergency, this Article VI shall not be applicable to a Member following his Termination of Service, and the amounts credited to such Member’s Account(s) shall be payable to such Member (or in the event of the Member’s death, his designated Beneficiary) only in accordance with the provisions of Article VII.

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VII.
Termination Benefits
     7.1 Amount of Benefit. Upon a Member’s Termination of Service, the Member, or, in the event of the death of the Member while employed by the Employer or an Affiliate, the Member’s designated Beneficiary, shall be entitled to a benefit equal in value to the Member’s Vested Interest in the balance in his Accounts as of the Valuation Date next preceding the date the payment of such benefits is to commence pursuant to Section 7.2.
     7.2 Time of Payment.
          (a) Subject to the delayed payment requirement for Specified Employees described in Section 7.2(b) below, payment of a Member’s benefit under Section 7.1 shall be made or, in the case of installment payments elected pursuant to Section 7.3(b)(2), commence upon the Valuation Date coincident with or next succeeding the date of such Member’s Termination of Service.
          (b) Notwithstanding anything to the contrary herein, in the case of a Member who is a Specified Employee, a distribution upon such Member’s Termination of Service (other than a separation in the event of his death) shall be made, or commence to be made, as applicable, on the date that is six months after the Valuation Date coincident with or next succeeding the date of such Member’s Termination of Service (or, if earlier, the death of the Member). If such Member elected installment payments pursuant to Section 7.3(b)(2), the second and subsequent installment payments shall occur on the Valuation Date coincident with or next succeeding the anniversary of the date of his Termination of Service and each subsequent anniversary of his Termination of Service for the duration of the applicable installment period.
          (c) Notwithstanding the foregoing provisions of this Section 7.2 or any election of installment payments pursuant to Section 7.3(b)(2), in the event of the death of a Member (including but not limited to a Specified Employee) prior to the commencement or complete distribution of his Account(s), the remaining balances in his Account(s) shall be paid to his designated Beneficiaries as soon as administratively practicable following his death.
     7.3 Alternative Forms of Benefit Payments.
          (a) A Member’s benefit under Section 7.1 shall be paid in the form of a single lump sum payment if such Member’s Termination of Service occurs prior to his Retirement Date for a reason other than Disability.
          (b) With respect to a Member whose Termination of Service occurs (i) prior to his Retirement Date by reason of Disability or (ii) on or after his Retirement Date, such Member shall receive his benefit payments in one of the following forms elected by such Member in writing on the form prescribed by the Committee at the time specified in Section 7.3(c):
          (1) A single lump sum payment; and

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          (2) Annual installments for a period of an integral number of years from two through 15 inclusive, as designated by a Member; provided, however, that with respect to any installments payable to a Member under the Plan, (a) in the event of such Member’s death prior to the end of such period, the remaining balance in such Member’s Account shall be paid as soon as administratively practicable in one lump sum payment to such Member’s designated Beneficiary, and (b) the amount of each annual installment shall be computed by dividing the Member’s Vested Interest in the unpaid balance in his Accounts as of the Valuation Date next preceding the date of payment of such annual installment by the number of annual installments remaining.
A single election shall be made pursuant to this Section 7.3(b) by each Member with respect to the form of distribution to be made in connection with a Termination of Service that occurs either (i) prior to such Member’s Retirement Date by reason of Disability or (ii) on or after such Member’s Retirement Date. In the event such Member fails to timely elect in accordance with Section 7.3(c) the form in which his benefit payments are to be made, such benefit payments shall be in the form of a single lump sum payment.
          (c) A Member’s elections pursuant to Sections 7.2 and 7.3(b) shall be made on or before the date he first becomes a Member of the Plan. Notwithstanding the foregoing, a Member may, on the form prescribed by the Committee, make changes in his elections as to the time and form of payment of his Plan benefits; provided, however, that (i) any such change shall not be effective if such Member incurs a Termination of Service on or before the date that is 12 months after such Member delivers the form implementing such change to the Committee, (ii) except in the case of the death of the Member, the payment (or installment payments) with respect to which the new election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or five years from the date the first installment was scheduled to be paid in the case of an election of installment payments), and (iii) any new election that relates to payment at a specified time (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid (or 12 months before the date the first amount was scheduled to be paid in the case of an election of installment payments). The preceding sentence shall not apply in the case of a distribution pursuant to Section 6.2 or 7.5(b) (Unforeseeable Financial Emergency) or any other earlier payment of a Plan benefit otherwise permitted and not considered an election change or acceleration under Section 409A of the Code.
          (d) The entitlement to installment payments shall be treated as the entitlement to a single payment for purposes of Section 409A of the Code and applicable administrative guidance thereunder. Based on this treatment, when applying the election change restrictions of Section 7.3(c), a change to the time or form of payment must result in an additional deferral for a minimum of five years from the date that the first installment would have otherwise been paid. For example, a 10 year installment payout scheduled to commence in 2010 could be changed to a lump sum payment payable in 2015 or a series of installment payments commencing in 2015, assuming the other requirements of Section 7.3(c) have been met.

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     7.4 Beneficiaries.
          (a) Each Member shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the Beneficiary designation form prescribed by the Committee and filing the same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.
          (b) If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated Beneficiary or Beneficiaries to receive such benefit shall be as follows:
          (i) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;
          (ii) If a Member leaves no surviving spouse, his benefit shall be paid to such Member’s executor or administrator, or to his heirs at law if there is no administration of such Member’s estate.
     7.5 Accelerated Pay-Out of Certain Benefits.
          (a) Notwithstanding any provision in Section 7.3(b) to the contrary, if a Member’s benefit payments are to be paid in a form other than entirely in a single lump sum payment and the aggregate amount to be paid with respect to such Member is less than $50,000, then the Committee shall cause the entire remaining Vested Interest in the balance in such Member’s Accounts to be paid in a single lump sum payment as soon as administratively practicable following such Member’s Termination of Service, but subject to the delayed payment requirement for Specified Employees described in Section 7.2(b).
          (b) If a Member incurs a Termination of Service and such Member’s benefit payments are being, or are to be, paid in a form other than entirely in a single lump sum payment, and the Committee, upon written petition of such Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to an emergency benefit in an amount and under conditions described in Section 6.2.
     7.6 Payment of Benefits. To the extent the Trust Fund, if any, has sufficient assets, the Trustee shall pay benefits to Members or their Beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund or no Trust Fund has been established, the benefits shall be paid by the Employer. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member’s Accounts. All benefit payments shall be made in cash to the fullest extent practicable.

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     7.7 Unclaimed Benefits. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or Beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture) shall be restored to the Plan by the Employer and paid in accordance with the Plan.
     7.8 Other Permitted Accelerated Payments. Notwithstanding anything to the contrary in the Plan, the Committee may direct the accelerated payment of Plan benefits under the following circumstances:
     (a) A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;
     (b) A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;
     (c) A Member shall be entitled to receive a distribution of such portion of the Vested Interest in his Account, in a single lump sum payment, as is necessary to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on Compensation deferred under the Plan (the “FICA Amount”), (ii) the income tax at source on wages imposed under Section 3401 of the Code, or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and (iii) to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 7.8(c) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;
     (d) A Member shall be entitled to receive distribution of such portion of the Vested Interest in his Account, in a single lump sum payment, as is required to be included in the Member’s income as a result of the failure of the Plan to comply with Section 409A of the Code; provided, however, that such distribution shall not exceed the amount required to be included in the Member’s income as a result of such failure;
     (e) A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Member. Any such payment may not exceed (i) the amount of such taxes as are due as a result of participation in the Plan (the “Other Taxes”) and may be made in the form of withholding pursuant to the provisions of the applicable law or by distribution directly to

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the Member and (ii) the income tax at source on wages imposed under Section 3401 of the Code as a result of the distribution of the Other Taxes and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the payment of such additional Section 3401 wages and Other Taxes;
     (f) A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, in connection with the settlement of an arms’ length bona fide dispute between the Employer and the Member as to the Member’s right to benefits under the Plan to the extent contemplated under Section 409A of the Code without causing such distribution to be treated as an impermissible acceleration;
     (g) A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, under any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4) (except in connection with a qualified domestic relations order) or any successor regulation thereto or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; and
     (h) The Compensation Committee may direct, in its discretion, that the Vested Interest of each Member in his Account under the Plan be distributed in connection with a termination of the Plan in accordance with Section 11.5.
Any distribution to be made pursuant to Sections 7.8 (a) through (g) shall be made as soon as administratively practicable following the determination that such distribution should be made.

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VIII.
Administration of the Plan
     8.1 Appointment of Committee. The general administration of the Plan shall be vested in the Committee which shall be appointed by the Compensation Committee and shall consist of one or more persons. Any individual, whether or not an employee of the Employer, is eligible to become a member of the Committee. Notwithstanding anything to the contrary herein, if a Change in Control of the Company shall have occurred and effective upon the occurrence of such Change in Control, (a) the composition of the Committee shall be made up of those members of the Committee that were in place immediately prior to the occurrence of such Change in Control and all references to the “Committee” herein shall be deemed to refer to the Committee as so comprised subject to the right of any such Committee member to resign pursuant to Section 8.2, and (b) for purposes of administration and operation of the Plan and with respect to the rights to amend and terminate the Plan, all references herein to the Compensation Committee shall be deemed to be references to a committee composed of the members of the Committee who were in place immediately prior to the occurrence of such Change in Control, unless such Compensation Committee specifically amends this provision on or after the occurrence of the Change in Control. In the event of a resignation of a member of the Committee or the Compensation Committee following or in connection with the occurrence of a Change in Control, notwithstanding anything to the contrary in Section 8.2, the remaining members of the Committee or Compensation Committee, as applicable, shall have the power to appoint such member’s successor for purposes of the administration and operation of the Plan and with respect to rights to amend and terminate the Plan.
     8.2 Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he resigns, dies, or is removed by the Compensation Committee. At any time during his term of office, a member of the Committee may resign by giving written notice to the Compensation Committee and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of 30 days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Compensation Committee with or without cause, and the Compensation Committee may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Employer or any Affiliate shall automatically cease to be a member of the Committee as of the date he ceases to be employed by the Employer and all Affiliates.
     8.3 Self-Interest of Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Compensation Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.
     8.4 Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and

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shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:
     (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;
     (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;
     (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;
     (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;
     (e) To determine in its discretion all questions relating to eligibility;
     (f) To determine whether and when a Member has incurred a Termination of Service, and the reason for such termination;
     (g) To establish maximum aggregate Member Deferrals pursuant to Section 3.1(c);
     (h) To make determinations pursuant to Article XII;
     (i) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by Members and Beneficiaries in obtaining benefits hereunder;
     (j) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and
     (k) To establish or designate Funds as investment options as provided in Section 4.1.
     8.5 Claims Review. Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as a part of the Plan as such procedures are amended from time to time by the Committee.
     8.6 Employer to Supply Information. The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member’s Compensation, age, retirement, death, or other cause of Termination of Service and

VIII-2

such other pertinent facts as the Committee may require. The Employer shall advise the Trustee, if any, of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.
     8.7 Indemnity. To the extent permitted by applicable law, the Company shall indemnify and save harmless each member of the Committee and the Compensation Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.
     8.8 Change in Control. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee’s powers and duties under the Plan shall cease to the extent, if any, such powers and duties are vested in the Trustee under the terms of any Trust Agreement.

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IX.
Administration of Funds
     9.1 Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund, if any.
     9.2 Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund, if any.

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X.
Nature of the Plan
     The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of the Plan is made necessary by certain benefit limitations which are imposed on the Savings Plan by ERISA and by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Employer’s general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer may transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay Plan benefits to Members and Beneficiaries out of the Trust in accordance with the terms of the Trust. To the extent that the Employer transfers assets to the Trustee pursuant to the Trust Agreement, the Committee may, but need not, establish procedures for the Trustees to invest the Trust Fund in accordance with each Member’s designated deemed investments pursuant to Section 4.1 respecting the portion of the Trust Fund assets equal to such Member’s Accounts.
     The Compensation Committee, in its sole discretion, may establish the Trust and direct the Employer to enter into the Trust Agreement. In such event, the Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer’s creditors if the Employer ever becomes insolvent. For purposes hereof, the Employer shall be considered “insolvent” if (a) the Employer is unable to pay its debts as such debts become due or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The Chief Executive Officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties’ duty to give notice. When so informed, the Trustee shall suspend payments to the Members and Beneficiaries and hold the assets for the benefit of the Employer’s general creditors. If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Members and Beneficiaries and hold the Trust Fund for the benefit of the Employer’s general creditors, and shall determine in the manner specified in the Trust Agreement whether the Employer is insolvent. If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Members and Beneficiaries. No Member or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Member shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

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XI.
Miscellaneous
     11.1 No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or for other services between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ or other service of the Employer, (b) restrict the right of the Employer to discharge any person or terminate any service relationship at any time, (c) give the Employer the right to require that any person to remain in the employ or service of the Employer, (d) restrict any person’s right to terminate his employment or service relationship with the Employer at any time, or (e) be a commitment on the part of the Employer to continue the rate of compensation of a Member for any period.
     11.2 Alienation of Interest Forbidden. The interest of a Member or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.
     11.3 Payments of Benefits to Others. If any Member or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Committee to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 11.3 shall be a complete discharge of any liability of the plan with respect to the benefit so paid.
     11.4 Withholding. All Member Deferrals and Employer Deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.
     11.5 Amendment and Termination.
          (a) The Compensation Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Accounts; provided further, however, that, notwithstanding the foregoing (and without constituting an impermissible impairment of Member rights in violation of this sentence), the Compensation Committee may make such amendments to the Plan as are necessary or advisable, as determined by the Compensation Committee in its discretion, to enable the Plan and the Account(s) of the Members established hereunder to comply with the requirements of Section 409A of the Code.

          (b) Notwithstanding anything to the contrary, the Compensation Committee may, in its sole discretion (and without constituting an impermissible impairment of Member rights in violation of Paragraph (a)), terminate the Plan and accelerate the time and form of payment of all Vested Interests in Accounts under the Plan, under the following circumstances:
          (i) The Compensation Committee may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the balance of all of the Members’ Accounts under the Plan are included in the Members’ respective gross incomes in the latest of (A) the calendar year in which the Plan termination and liquidation occurs; (B) the calendar year in which the Member attains a 100% Vested Interest in such amount, or (C) the first calendar year in which the payment is administratively practicable;
          (ii) The Compensation Committee may, in its discretion, terminate and liquidate the Plan in connection with a Change in Control of the Company (or, with respect to a Member who is employed by an Employer other than the Company, a Change in Control of such Employer), provided that the following requirements are satisfied:
     (A) The Change in Control of such entity constitutes a change in ownership or control of such entity or a substantial portion of its assets within the meaning of Section 409A of the Code (a “409A Change in Control”) and the Compensation Committee (or its appropriate counterpart with respect to any Employer other than the Company) takes irrevocable action to terminate and liquidate the Plan within 30 days preceding or 12 months following such 409A Change in Control;
     (B) The Vested Interest of each Member in his Account under the Plan and all Other Arrangements (as defined in Paragraph (C) below) are distributed within 12 months following the date that all necessary action to terminate and liquidate the Plan and the Other Arrangements (as defined in Paragraph (C) below) is irrevocably taken; and
     (C) All plans, arrangements, methods, programs and other arrangements that are sponsored by the “service recipient” (within the meaning of Section 409A of the Code), as determined immediately following such 409A Change in Control, with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation § 1.409A-1(c)(2) (collectively, the “Other Arrangements”), are terminated and liquidated with respect to each Member who experienced such 409A Change in Control. For purposes of any 409A Change in Control that results from an asset purchase transaction, the applicable “service recipient” with the discretion to liquidate and terminate the Plan and the Other Arrangements shall be the

“service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.
          (iii) The Compensation Committee may, in its discretion, terminate and liquidate the Plan, provided that:
     (A) The termination and liquidation does not occur proximate to a down turn in the financial health of the Company and all entities that would be considered a single “service recipient” along with the Company under Section 409A;
     (B) Such “service recipient” terminates and liquidates all plans, agreements, methods, programs and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated plans, agreements, methods, programs and other arrangements under Treasury Regulation § 1.409A-1(c) if the same Member had deferrals of compensation under all such plans, agreements, methods, programs or other arrangements;
     (C) No payments in liquidation of the Plan are made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of such arrangements if the action to terminate and liquidate the Plan had not occurred;
     (D) All payments are made within 24 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and
     (E) The Company and all other entities required to be considered a single “service recipient” within the meaning of Section 409A of the Code do not adopt a new Plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation § 1.409A-1(c) if the same Member participated in both plans at any time within three years following the date that the service recipient took all necessary action to irrevocably terminate and liquidate the Plan.
          (iv) The Compensation Committee may, in its discretion, terminate and liquidate the Plan upon such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
In the event that the Plan is terminated, the Vested Interest in the balance in a Member’s Accounts shall be paid to such Member or his Beneficiary in the manner specified by the Compensation Committee (but subject to the distribution timing requirements described above), which may include the payment of a single lump sum payment in full satisfaction of all of such Member’s or Beneficiary’s benefits hereunder.
     11.6 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
     11.7 Guaranty. Notwithstanding any provisions of the Plan to the contrary, in the event any Employer fails to make payment of the benefits due under the Plan on behalf of its Members, whether directly or through the Trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity’s obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through the Trust.
     11.8 Provisions Binding. All of the provisions of this Plan shall be binding upon all persons who will be entitled to any benefit hereunder, including but not limited to all Members and their heirs and personal representatives.
     11.9 Timing of Payments. Payment of Plan benefits may be subject to administrative or other delays that result in payment to the Member or his Beneficiaries on a date later than the date specified in the Plan or the Member’s election form. Any such payment delays will comply with Section 409A of the Code, including, without limitation Treasury Regulation § 1.409A-2(b)(7). No Member or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Member or Beneficiary be provided any election with respect to the timing of any delayed payment.
     11.10 Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.
     11.11 Section 409A Transition Relief. The Company’s amendment and restatement of the Plan as provided in this instrument is intended to constitute compliance with the requirements of Section 409A of the Code and the final regulations promulgated thereunder. Pursuant to IRS Notice 2007-86, additional transition relief has been provided with respect to various aspects of compliance with Section 409A of the Code, including, without limitation, compliance with the final regulations issued thereunder and documenting time and form of payment provisions that comply with such final regulations. Notwithstanding anything to the contrary herein, the Company reserves the right, in its discretion, to interpret the requirements of the Plan in accordance with the good faith interpretation standard applicable under IRS Notice 2007-86 and to avail itself (and, in its discretion, to allow Members to avail themselves) of the transition relief available under IRS Notice 2007-86 and the other applicable authoritative guidance referenced therein or subsequently published in the IRS’s Cumulative Bulletin even if not expressly reflected in this instrument.

XII.
Participation by Consultants
     12.1 Article Controls. In the event of any conflict between the foregoing provisions of the Plan and this Article XII, the provisions of this Article XII shall control.
     12.2 Definitions. Where the following words and phrases appear in this Article XII, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:
(1)	Consulting Arrangement. A written arrangement pursuant to which an individual agrees to perform consulting or advisory services for the Employer in a capacity other than as an employee.
(2)	Consulting Arrangement Plan Year. The Plan Year during which a Member enters into a Consulting Arrangement with the Employer and thereby becomes a Consultant.
(3)	Consulting Pay. The pay of any kind whatsoever paid in cash by the Employer to or for the benefit of a Member for services performed pursuant to a Consulting Arrangement while a Member, including pay a Member could have received in cash in lieu of deferrals made pursuant to Section 12.3(c).
     12.3 Participation. If a Member enters into a Consulting Arrangement with the Employer that is effective immediately upon the termination of his employment with the Employer and such Consulting Arrangement is reasonably anticipated by the Employer (as determined by the Committee) and the Member to result in the provision of a level of bona fide services to the Employer in excess of 20% of the average level of services performed over the immediately preceding 36-month period (or the full period of service with the Employer, if less) such that the Member does not have a “termination of employment,” within the meaning of Treasury Regulation § 1.409A-1(h)(1)(ii), then such Member shall continue his participation in the Plan as a Member through the end of the Consulting Arrangement Plan Year. However, effective as of the first day of the Plan Year following such Member’s Consulting Arrangement Plan Year, such Member shall no longer be entitled to make Member Deferrals or receive Employer Deferrals under the Plan unless the Committee, in its sole discretion, makes an affirmative designation allowing such Member’s continued active participation in the Plan. For such Member’s Consulting Arrangement Plan Year, and for subsequent Plan Years if the Committee makes an affirmative designation allowing such Member’s continued active participation in the Plan following the Member’s Consulting Arrangement Plan Year, the terms of the Plan shall, to the extent possible, continue to apply to such Member in accordance with the following provisions, and further, such Member shall be treated as not having incurred a Termination of Service, except as set forth below:
     (a) With respect to such Member, all references to the employment relationship in the Plan shall be deemed to be references to any Consulting Arrangements into which such Member has entered;

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     (b) Notwithstanding the foregoing or anything in the Plan to the contrary, as of the effective date of such Consulting Arrangement, such Member shall be deemed not to have incurred a Termination of Service under the terms of the Plan until such time as any and all Consulting Arrangements between the Member and the Employer expire, and in accordance with Treasury Regulation § 1.409A-1(h)(2)(ii), (i) no amount payable under the Plan in connection with such Termination of Service shall be paid to such Member before a date at least 12 months after the day on which any and all such Consulting Arrangements expire, and (ii) no amount payable under the Plan on that date shall be paid to such Member if, after the expiration of the Consulting Arrangement (or Consulting Arrangements) and before that date, such Member performs services for the Employer as a Consultant or an employee;
     (c) Such Member’s Member Deferral elections made pursuant to Section 3.1 of the Plan shall continue to be effective for the remainder of his Consulting Arrangement Plan Year;
     (d) If the Committee has made an affirmative designation allowing such Member’s continued active participation in the Plan for Plan Years after the Member’s Consulting Arrangement Plan Year, such Member shall be permitted to make new Member Deferral elections for subsequent Plan Years in which he remains eligible to participate in the Plan in accordance with Article III.
     (e) Such Member’s deferrals of Consulting Pay pursuant to this Article shall be deemed to be Member Deferrals for purposes of the Plan, and such Member Deferrals (or projected Member Deferrals) for a Plan Year, when added to the Member Deferrals made by such Member pursuant to Section 3.1 (if any) during such Plan Year, shall be subject to the limits enumerated in, or established by the Committee with respect to such Member under, Section 3.1(b);
     (f) Such Member’s Deferral election may be made and/or suspended in accordance with procedures and under circumstances similar to those described in Section 3.1;
     (g) Such Member shall no longer be entitled to receive Employer Deferrals pursuant to Section 3.2(a) for periods following the effective date of such Member’s Consulting Arrangement; and
     (h) Such Member shall have a 100% Vested Interest in his Employer Account as of the effective date of his Consulting Arrangement.

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XIII.
Participation by Non-Employee Directors
     13.1 Article Controls. In the event of any conflict between the foregoing provisions of the Plan and this Article XIII, the provisions of this Article XIII shall control.
     13.2 Definitions. Where the following words and phrases appear in this Article XIII, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
(1)	Director. Each individual who is a member of the Board, other than any such individual who is an employee of the Company or an Affiliate. Where the context requires, the term “Member” shall be deemed to include a Director for purposes of Section 13.4(b) if such Director has not yet become a Member pursuant to Section 13.3.
(2)	Director Compensation. The pay paid in cash by the Company to or for the benefit of a Member for services performed while a Member with respect to such Member’s (i) general service as a Director, (ii) membership on a committee of the Board, (iii) chairmanship of any such committee and (iv) attendance (physically or otherwise) at any meeting of the Board or committee thereof, including the portion thereof that a Member could have received in cash in lieu of deferrals made pursuant to Section 13.4(b).
(3)	Director Eligibility Period. The 30-day period following the date upon which an individual becomes a Director.
     13.3 Commencement of Participation.
          (a) A Director may become a Member, effective as of the first day of a Plan Year, by executing and filing with the Committee the Director Compensation deferral election prescribed by the Committee prior to the start of such Plan Year.
          (b) Notwithstanding Section 13.3(a) above, if an individual becomes a Director after the start of a Plan Year and prior to September 1 of such Plan Year, such individual may become a Member with respect to such Plan Year by executing and filing with the Committee the Director Compensation deferral election prescribed by the Committee prior to the close of such individual’s Director Eligibility Period. A Director who has filed such election in accordance with this Section 13.3(b) shall become a Member and be eligible to begin deferring Director Compensation under the Plan as of the first day of the first calendar quarter that coincides with or next follows the date the individual became a Director or, if the Director files his election during his Director Eligibility Period but after the first day of such calendar quarter, such later date as may be administratively feasible after such election is filed; provided, however, that the Director Compensation deferred must be Director Compensation for services performed after the election.

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     13.4 Application of Plan Terms. The terms of the Plan shall, to the extent possible, apply to a Member participating in the Plan pursuant to Section 13.3 as if such Member were participating in the Plan pursuant to Section 2.1 except as otherwise provided below:
          (a) Such Member’s participation in the Plan shall not be subject to cessation pursuant to Section 2.2;
          (b) Such Member may elect to defer a portion of his Director Compensation for a Plan Year in an amount equal to a specific dollar amount of his Director Compensation or an integral percentage of from 1% to 100% of his Director Compensation by executing and filing with the Committee the Director Compensation deferral election prescribed by the Committee prior to the first day of such Plan Year, or, with respect to a Plan Year in which such Member begins participating in the Plan pursuant to Section 13.3(b), prior to the close of such Member’s Director Eligibility Period (in which case such Member’s Director Compensation deferral election shall be effective only with respect to Director Compensation earned on or after the date he begins participating in the Plan, as described in Section 13.3(b));
          (c) Such Member’s deferrals of Director Compensation pursuant to Paragraph (b) above shall be deemed to be Member Deferrals for purposes of the Plan, and such Member Deferrals shall be credited to a Deferral Account established on behalf of such Member;
          (d) Such Member’s election pursuant to Section 13.3(b) above may be made and/or suspended in accordance with procedures and under circumstances similar to those described in Sections 3.1(d) and (e), respectively;
          (e) Such Member shall have a 100% Vested Interest in his Employer Account at all times;
          (f) With respect to such Member, all references to the employment relationship in the Plan shall be deemed to be references to such Member’s service as a Director, provided, however, that such Member shall be deemed to have incurred a Termination of Service under the terms of the Plan as of the date such Member ceases to serve as a Director for any reason whatsoever (provided that, under the Director’s circumstances, the cessation of his service as a Director constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code), and any such Termination of Service shall be deemed to have occurred on or after such Member’s Retirement Date regardless of the age of such Member on the date of such Termination of Service; and
          (g) Such Member shall not be entitled to elect a Scheduled In-Service Withdrawal pursuant to Sections 3.1(d)(ii) and 6.3.
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     EXECUTED this 15th day of November, 2007, effective as provided above.

GROUP 1 AUTOMOTIVE, INC.
By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President